Exhibit 99.2

Consent of Howe Barnes Hoefer & Arnett, Inc.

January 3, 2008

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

Re:	Proxy Statement/Prospectus of M&F Bancorp, Inc. and Mutual Community Savings Bank, Inc., SSB and Registration Statement on Form S-4 of M&F Bancorp, Inc.

Ladies and Gentlemen:

We hereby consent to the use of our opinion letter dated August 9, 2007 to the Board of Directors of Mutual Community Savings Bank, Inc., SSB as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4. In giving this consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

HOWE BARNES HOEFER & ARNETT, INC.

By	/s/ Matthew C. Boba
Name: Matthew C. Boba
Title: Executive Vice President and General Counsel